Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Registration Statement of The Docs, Inc. on Form S-1/A, of our report dated February 7, 2022 with respect to our audit of the financial statements of The Docs, Inc. as of September 30, 2021 and 2020 and for years then ended, which report is included in this Registration Statement.

/s/ Assurance Dimensions

Certified Public Accountants

Margate, Florida

June 21, 2022